Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kona Gold Beverage, Inc.

We consent to the inclusion in the foregoing Amendment No. 1 to Registration Statement on Form S-1 (File no. 333-267199) of our report dated April 13, 2022, relating to the consolidated financial statements of Kona Gold Beverage Inc. as of December 31, 2021 and for the year then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company

Los Angeles, California

October 14, 2022